Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “LINCOLN INCOME SOLUTIONS FUND”, CHANGING ITS NAME FROM “LINCOLN INCOME SOLUTIONS FUND” TO “LINCOLN BAIN CAPITAL TOTAL CREDIT FUND”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JANUARY, A.D. 2025, AT 12:32 O` CLOCK P.M.

10035511 8100 SR# 20250136933	/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State Authentication: 202704929 Date: 01-15-25

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the “Act”), the undersigned Trust executed the following Certificate of Amendment:

FIRST: The name of the Trust is Lincoln Income Solutions Fund.

SECOND: The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The first Article of the Certificate of Trust is hereby amended to read as follows:

“First: The name of the trust formed hereby is Lincoln Bain Capital Total Credit Fund.”

THIRD: This Certificate of Amendment shall be effective January 15, 2025.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment to Certificate of Trust as of the 15th day of January, 2025.

By:	/s/ Ronald A. Holinsky
Ronald A. Holinsky, Esq.
As initial Trustee and not individually 150 N. Radnor-Chester Road
Radnor, PA 19087

State of Delaware Secretary of State Division of Corporations Delivered 12:32 PM 01/15/2025 FILED 12:32 PM 01/15/2025 SR 20250136933 - File Number 10035511